This report is signed on behalf of the Registrant in the City of Stevens Point, State of Wisconsin, this 23rd day of June, 1997.



                                             SENTRY FUND, INC.


                                        BY:  s/ John A. Stenger
                                             -------------------------------
                                             John A. Stenger, Vice President



ATTEST:


s/ Susan Brock
--------------------
Susan Brock